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THE VILLAGE OF PENNBROOK APARTMENT                               MARCH 22, 1996
FALLS TOWNSHIP, PENNSYLVANIA                                             PAGE 1

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

PROPERTY NAME:                The Village of Pennbrook Apartments

PROPERTY ADDRESS:             9071 Mill Creek Road, Falls Township, Bucks
                              County, Pennsylvania

PURPOSE OF THE APPRAISAL:     To estimate the market value of the unencumbered
                              fee simple estate of the subject property.

PROPERTY RIGHTS APPRAISED:    Fee Simple Estate

HIGHEST AND BEST USE:         As Vacant - To develop for multifamily use.

                              As Improved - Considered to be that of the existing improvements.

SITE DATA AND ZONING:         The subject site consists of a total of 64.057
                              acres and is situated within the HR, High Density
                              Residential district.

IMPROVEMENT DATA:             The site is improved with 30 two story apartment
                              buildings containing a total of 722 apartment units, a clubhouse, and a five unit retail building. Net rentable apartment area is 660,220 square feet. The improvements were completed in 1972. Additional amenities include a swimming pool, volleyball court, lighted tennis courts, and laundry facilities. The site is further improved with asphalt paved parking, concrete walkways and landscaping. The improvements are in good condition.

TENANT DATA:                  Tenants are primarily white collar singles, with
                              a significant number of childless married couples and blue collar employees. Leases are typically for twelve month terms. The subject is reportedly
                              93% occupied as of the date of the appraisal. The subject has been 92% to 97% occupied over the past twelve months with an average occupancy of 95%.

DATE OF VALUE ESTIMATE:       March 22, 1996


          Koeppel Tener Real Estate Services, Inc., Valuation Division

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THE VILLAGE OF PENNBROOK APARTMENT                               MARCH 22, 1996
FALLS TOWNSHIP, PENNSYLVANIA                                             PAGE 2

              SUMMARY OF SALIENT FACTS AND CONCLUSIONS (CONTINUED)

SUMMARY OF STABILIZED PRO FORMA:

                                             Totals        Per Unit
                                             ------        --------
               Potential Gross Income      $6,849,249       $9,421
               Concession Loss               (102,739)        (141)
               Vacancy & Credit Loss         (410,955)        (565)
                                           ----------       ------
               Effective Gross Income      $6,335,555       $8,715
               Operating Expenses           2,794,004        3,843
                                           ----------       ------
               Net Operating Income        $3,541,551       $4,871

VALUE CONCLUSIONS

The Sales Comparison Approach:            $36,400,000

The Income Capitalization Approach:       $36,300,000

FINAL VALUE ESTIMATE:                     $36,300,000


          Koeppel Tener Real Estate Services, Inc., Valuation Division